Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Intellicheck Mobilisa, Inc. on Form S−3 (File No. 001-15465) to be filed on or about July 12, 2013, of our report dated March 27, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, which report was included in the Annual Report on Form 10-K filed March 27, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP
New York, New York
July 12, 2013